Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 23, 2023 relating to the financial statements and financial highlights, which appears in AEW Global Focused Real Estate Fund’s Annual Report on Form N-CSR for the year ended January 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 26, 2023